Exhibit 99.1

Innovo Group Reports Fiscal 2006 First Quarter Results

— Company Announces Signing of Asset Purchase Agreement for Private Label Business —

LOS ANGELES, April 6, 2006 – Innovo Group Inc. (NASDAQ: INNO) today announced financial results for the first quarter ended February 25, 2006.

For the quarter ended February 25, 2006, net sales were $21.9 million compared to net sales of $23.1 million in the prior year period. The company reported a loss from continuing operations of $3.7 million, or $0.11 per share compared to a loss from continuing operations of $616,000, or $0.02 per share in the corresponding period a year ago. Of the $3.7 million loss from continuing operations during the first quarter, the company took a write down of approximately $1.1 million related to existing indie™ inventory and future inventory purchase commitments, experienced higher than expected returns and allowances for its indie™ products, and also took a charge of approximately $613,000 related to severance benefits, $400,000 of which was a cash charge. Excluding the $1.7 million in charges highlighted above, the company would have reported a loss from continuing operations of $1.9 million, or $0.06 per share.

Marc Crossman, Interim Chief Executive Officer, President, and Chief Financial Officer of Innovo, commented, “While we acknowledge that the financial results for the first quarter of 2006 were not positive, we are very pleased with the performance of our Joe’s Jeans® business during the quarter. Our Joe’s® business was driven by continued demand for our women’s product, coupled with the solid debut of our men’s line. While the previously planned shift of certain clearance activity felt in the first quarter lowered our margins on our Joe’s® business from the prior year period, we were able to generate positive cash flow from continuing operations for the quarter totaling $3.9 million, which enabled us not only to continue funding our growing business but also to reduce our loan balance with CIT. Our current Joe’s® inventory levels are clean as we move forward with an entire organization focused on building Joe’s position in the marketplace.”

First quarter total net sales were $21.9 million compared to $23.1 million a year ago, a decrease of 5%. During the period, net sales of the Company’s Joe’s branded apparel increased 92% to $10.1 million compared to $5.2 million in the prior year period. This included $2.6 million of planned clearance activity originally scheduled for the fourth quarter of fiscal 2005. Net sales of the Company’s other branded apparel decreased to $340,000 during the first quarter versus $867,000 a year ago, while net sales of the Company’s private label apparel for the first quarter decreased to $11.5 million compared to $17.0 million in the prior year period. Overall gross margins for the first quarter decreased to 17% versus 21% last year due to a write down of branded apparel inventory and the planned shift of certain clearance activity. SG&A expenses as a percentage of sales in the first quarter increased to 30.4% compared to 20.3% in the prior year period. The Company experienced higher wages as a result of severance benefits paid to the Company’s former chief executive officer, additional hires to support the Joe’s® design and sales staff, additional hires for the Company’s finance and administration staff for internal control support, and pre-production personnel additions. The Company also incurred increased advertising expenditures for its Joe’s® branded products, as well as increased sample costs, facility expenses and stock based compensation expense due to the adoption of new stock based compensation rules.

The Company also announced it has entered into an asset purchase agreement with Cygne Designs, Inc. (NASDAQ: CYDS). Under terms of the agreement, Cygne Designs would acquire certain assets of the Company’s wholly-owned subsidiary, Innovo Azteca Apparel, Inc. (IAA), comprising its private label business for approximately $10.4 million. The purchase price includes, among other things, the assumption of all remaining obligations of the Company under the Promissory Note entered into by IAA and Azteca Production International dated July 17, 2003. The transaction is subject to approval by the stockholders of Innovo Group and other customary closing conditions.

“During the past several months we have made important progress toward streamlining our operations, highlighted by the pending sale of our private label business,” continued Mr. Crossman. “We are extremely pleased to have entered into this asset purchase agreement which, when completed, will allow us to further concentrate our efforts on our Joe’s Jeans label with no long-term debt on the Company. In addition, we also liquidated our former headquarters in Tennessee, signed an agreement to outsource our distribution, and began the process of relocating our manufacturing to Mexico. While there is still work to be done, we are pleased with our recent accomplishments and we remain dedicated to enhancing our operating platform and improving our profitability.”

Mr. Crossman concluded, “Fiscal 2006 will be a transitional year for Innovo as we realign the Company in order to capitalize on the potential of the Joe’s brand. We are confident that the steps we take will result in a more balanced company, both operationally and financially. We are committed to focusing our business and increasing value for our shareholders, and, as previously announced, are working with Piper Jaffray in evaluating strategic alternatives to achieve these objectives.”

The Company will host a conference call to discuss its first quarter fiscal 2006 results today, April 6, 2006 beginning at 4:30 pm ET. To access the live call, please dial (800) 659-2037 (U.S.) or (617) 614-2713 (international). The conference ID number and participant passcode is 68074178 and is entitled the “Q1 2006 Innovo Group Earnings Conference Call.”  The information provided on the teleconference is only accurate at the time of the conference call, and Innovo Group will take no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 6:30 PM Eastern Time on April 6, 2006 until 11:59 PM Eastern Time on April 23, 2006 by dialing (888) 286-8010 (U.S) or (617) 801-6888 (international) and using the conference passcode 65073324. In addition, the conference call will be archived for two weeks on the Company’s website at www.innovogroup.com.

The following tables should be read in conjunction with the Quarterly Report on Form 10-Q for the period ended February 25, 2006, to be filed with the Securities and Exchange Commission on April 6, 2006.

About Innovo Group Inc.

Innovo Group Inc., through its operating subsidiaries Innovo Azteca Apparel, Inc. and Joe's Jeans, Inc. is a sales and marketing organization designing and selling apparel products to the retail and premium markets. The Company currently produces products under license agreements and other agreements for private label and branded products. The Company's apparel products consist of men’s and women’s denim and denim-related apparel products, including, women’s high-end denim jeans and knit shirts featuring the Joe's Jeans® and indie™ brands. More information is available at the company web site at www.innovogroup.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate, “project,” “expect” or similar expressions Forward looking statements in this press release include, without limitation, our ability to capture market share in the premium denim category, our ability to achieve long-term profitability, our expectations for our Joe’s Jeans® brand in the marketplace and our belief in our growth strategy. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the effect or outcome of the Company’s decision to explore strategic alternatives; uncertainty related to the sale of the Company’s private label business and approval of the transaction by the Company’s stockholders; continued acceptance of the Company's products in the marketplace, particularly acceptance and near-term sales of the Company’s brands such as Joe’s®; successful implementation of its strategic plan; the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the company; the ability to obtain new financing from other financing sources; the ability to generate positive cash flow from operations and asset sales; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Innovo Group, Inc.

Shane Whalen

323-278-6764

Integrated Corporate Relations

Investors: Brendon Frey

Media: John Flanagan

203-682-8200

INNOVO GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	02/25/06	11/26/05
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,059	$628
Accounts receivable and due from factor, net of allowance for customer credits and returns of $1,231 (2006) and $435 (2005)	1,623	68
Inventories, net	8,331	12,449
Due from related parties, net	—	2,781
Prepaid expenses and other current assets	299	116
Assets of discontinued operations	13	638
Total current assets	11,325	16,680

Property and equipment, net	494	487
Goodwill	20	20
Intangible assets, net	9,980	10,322
Other assets	135	87

Total assets	$21,954	$27,596

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,126	$3,946
Due to factor	—	2,985
Due to related parties, net	1,312	54
Current portion of related party long-term debt	1,703	1,677
Liabilities of discontinued operations	7	292
Total current liabilities	7,148	8,954

Related party long-term debt	6,650	7,085

Commitments and Contingencies

Stockholders’ equity
Preferred stock, $0.10 par value: 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.10 par value: 80,000 shares authorized 33,414 shares issued and 33,302 outstanding	3,343	3,343
Additional paid-in capital	79,114	78,823
Accumulated deficit	(71,525)	(67,833)
Treasury stock, 112 shares	(2,776)	(2,776)
Total stockholders’ equity	8,156	11,557

Total liabilities and stockholders’ equity	$21,954	$27,596

INNOVO GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended
	02/25/06	02/26/05
	(unaudited)

Net sales	$21,929	$23,098
Cost of goods sold	18,182	18,210
Gross profit	3,747	4,888

Operating expenses
Selling, general and administrative	6,657	4,689
Depreciation and amortization	401	376
	7,058	5,065
Loss from continuing operations	(3,311)	(177)
Interest expense	(343)	(437)
Other income	4	7
Loss from continuing operations, before taxes	(3,650)	(607)
Income taxes	8	9
Loss from continuing operations	(3,658)	(616)

Loss from discontinued operations, net of tax	(34)	(202)
Net loss	$(3,692)	$(818)

Earnings (loss) per common share - Basic
Loss from continuing operations	$(0.11)	$(0.02)
Loss from discontinued operations	(0.00)	(0.01)
Loss per common share - Basic	$(0.11)	$(0.03)

Earnings (loss) per common share - Diluted
Loss from continuing operations	$(0.11)	$(0.02)
Loss from discontinued operations	(0.00)	(0.01)
Loss per common share - Diluted	$(0.11)	$(0.03)

Weighted average shares outstanding
Basic	33,302	29,427
Diluted	33,302	29,427